Exhibit 99.1

MasterBrand Adds Patrick Shannon to Board of Directors

Cleveland, Ohio.--(BUSINESS WIRE)—March 27, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced that Patrick Shannon was appointed to the Company’s Board of Directors effective immediately.

“Patrick is a seasoned executive with extensive financial leadership experience and a track record of operational excellence,” said Dave Banyard, President and Chief Executive Officer. “We are pleased to add Patrick to our Board and look forward to benefiting from his expertise with spin-offs and the building products industry as we continue to evolve our strategy.”

Mr. Shannon most recently served as the Senior Vice President and Chief Financial Officer for Allegion plc, a global provider of mechanical and electronic security access control products and solutions for commercial and residential markets, following its spin-off from Ingersoll Rand in 2013 to 2022. Prior to the spin-off, he served 12 years with Ingersoll Rand in various leadership positions across multiple divisions and corporate headquarters. Mr. Shannon has also served as Senior Vice President and Chief Financial Officer at OneCoast Network Holdings, where he also held the position of interim Chief Executive Officer, and at AGCO Corporation. He began his career at Arthur Andersen LLC and was a licensed Certified Public Accountant in the State of Georgia. Mr. Shannon has served on the board of directors of Astec Industries since 2024.

Mr. Shannon holds a BBA in accounting from the University of Georgia and an MBA from Mercer University.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,400 dealers, major retailers and builders. MasterBrand employs over 12,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Investor Relations:

Investorrelations@masterbrand.com

Media Contact:

Media@masterbrand.com

Source: MasterBrand, Inc.